Exhibit 99
Contacts:

Investors/Analysts:	Media:
Steven Weber	Steve Astle
FICO	FICO
+1 800 213 5542	+1 415 446 6204
investor@fico.com	stephenastle@fico.com
FICO Announces Cost Reductions to Drive Profitable Growth
Management reaffirms revenue guidance, boosts net income and EPS projections
MINNEAPOLIS—February 16, 2011—FICO (NYSE:FICO), the leading provider of analytics and decision management technology, today announced cost reductions as part of its ongoing reengineering program designed to concentrate resources in areas with the greatest potential for growth and profitability. The company is also revising upward fiscal 2011 earnings guidance.
The company expects to reduce operating expenses through staffing reductions, facility consolidations, and reductions in discretionary spending. In connection with these actions, the company expects to eliminate approximately 200 positions and record a pre-tax restructuring charge of approximately $10 million in the second quarter of fiscal 2011, or $0.18 per share. Specific actions include:
•	Integrating and streamlining the sales and professional services organizations, eliminating redundant management layers while preserving client-facing staff

•	Concentrating research & development resources in areas with the greatest potential for growth

•	Continued rationalization of the product portfolio

•	Reducing finance, legal and human resources corporate expenses

•	Curtailing certain marketing activities and reducing discretionary costs
“We’ve seen the beginnings of growth in recent quarters, and have chosen to maintain our cost reengineering discipline in this improving environment in order to compete more aggressively and win more deals,” said CEO Mark Greene. “We’ve made it a priority to allocate resources toward product innovation, client service and revenue-producing activity. While any staff reductions are painful, we’re confident that these actions will allow us to bring the greatest possible value to our clients and shareholders, and to ensure the company’s long-term financial health and success.”
Outlook
The company is providing the following revised financial guidance for fiscal 2011:

	Previous Fiscal 2011	Revised Fiscal 2011
	Guidance	Guidance
Revenue	$620 million - $625 million	$620 million - $625 million
GAAP Net Income	$65 million - $67 million	$70 million - $73 million
Non-GAAP Net Income, excluding restructuring charge	Not applicable	$76 million - $80 million
GAAP Earnings Per Share (assumes 39.9 million outstanding shares)	$1.63 - $1.68	$1.75 - $1.83
Non-GAAP Earnings Per Share, excluding restructuring charge (assumes 39.9 million outstanding shares)	Not applicable	$1.90 - $2.00
Company to Host Conference Call
The company will host a webcast today at 5:00 p.m. Eastern Time (4:00 p.m. Central / 2:00 p.m. Pacific) to recap this announcement and answer questions about these actions. The call can be accessed at www.FICO.com (follow the instructions on the Investor Relations page). A replay of the webcast will be available through March 16, 2011. The webcast will also be distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).
About FICO
FICO (NYSE:FICO) transforms business by making every decision count. FICO’s Decision Management solutions combine trusted advice, world-class analytics and innovative applications to give organizations the power to automate, improve and connect decisions across their business. Clients in 80 countries work with FICO to increase customer loyalty and profitability, cut fraud losses, manage credit risk, meet regulatory and competitive demands, and rapidly build market share. FICO also helps millions of individuals manage their credit health through the www.myFICO.com website. Learn more about FICO at www.fico.com.
Statement Concerning Forward-Looking Information
Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the success of the Company’s Decision Management strategy and reengineering initiative, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, regulatory changes applicable to the use of consumer credit and other data, the failure to realize the anticipated benefits of any acquisitions, continuing material adverse developments in global economic conditions, and other risks described from time to time in FICO’s SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2010. If any of these risks or uncertainties materializes, FICO’s results could differ materially from its expectations. FICO disclaims any intent or obligation to update these forward-looking statements.
FICO is a trademark or registered trademark of Fair Isaac Corporation in the United States and in other countries.
# # #